Exhibit 99.1

Company Contact:

James Scully Chief Financial Officer (212) 209-8040

Investor Contact:

Allison Malkin/Chad Jacobs/Joe Teklits
Integrated Corporate Relations
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2006 RESULTS

Fourth Quarter Revenues Rise 27% to $366.7 million

Fourth Quarter Operating Income Increases by $22.9 million to $37.3 million

New York, NY – March 13, 2007 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the fourth quarter and fiscal year ended February 3, 2007 (fiscal 2006). The Company noted that fiscal 2006 consisted of 53 weeks, resulting in a 14-week fiscal fourth quarter. The 53rd week is not included in comparable store sales calculations.

For the three months ended February 3, 2007:

•

Revenues increased 27% to $366.7 million. Store sales (Retail and Factory) increased 20% to $241.8 million, with comparable store sales increasing 7%. Comparable store sales rose 8% in the fourth quarter of fiscal 2005. Direct sales (Internet and Catalog) rose by 43% to $113.2 million. The impact of the 53rd week of fiscal 2006 on Store and Direct sales was $8.2 million and $4.0 million, respectively.

•	Gross margin increased 400 basis points to 40.8% of revenues from 36.8% of revenues in the fourth quarter of fiscal 2005.

•	Operating income increased 160% to $37.3 million, or 10.2% of revenues, compared to $14.4 million, or 5.0% of revenues, in the fourth quarter of fiscal 2005.

•

Net income applicable to common stockholders was $44.0 million, or $0.71 per diluted share, compared to net loss of $9.2 million, or $(0.37) per diluted share, in the fourth quarter of fiscal 2005. Net income in the fourth quarter of fiscal 2006 includes $1.4 million of stock based compensation expense related to the adoption of SFAS 123(R), which was not applicable in fiscal 2005. Net income in the fourth quarter of fiscal 2006 also includes a non-recurring tax benefit of $10.9 million related to the recognition of deferred tax assets that were previously reserved.

•

Adjusted net income for the fourth quarter of fiscal 2006 totaled $20.5 million or $0.33 per diluted share. A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibit (3) of this press release.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We’re very pleased with our fourth quarter results. We continue to re-define the designer business in America through our continued focus on quality, style and design along with endless attention to our customers’ needs. This has translated into strong topline growth and significant improvements in profitability, with our operating margin more than doubling to 10.2% in the fourth quarter.”

For the fiscal year ended February 3, 2007 (fiscal 2006):

•

Revenues increased 21% to $1,152.1 million. Store sales (Retail and Factory) increased 21% to $808.5 million, with comparable store sales increasing 13%. Comparable store sales rose 13% in fiscal 2005. Direct sales (Internet and Catalog) increased 22% to $308.6 million. As previously noted, the impact of the 53rd week of fiscal 2006 on Store and Direct sales was $8.2 million and $4.0 million, respectively.

•	Gross margin increased 160 basis points to 43.4% from 41.8% in fiscal 2005.

•	Operating income increased 58% to $125.6 million, or 10.9% of revenues, compared to $79.5 million, or 8.3% of revenues, in fiscal 2005.

•

Net income applicable to common stockholders was $71.6 million, or $1.49 per diluted share, compared to a net loss of $9.7 million, or $(0.39) per diluted share, in fiscal 2005. Net income for fiscal 2006 includes pre-tax charges of $10.0 million related to the refinancing of debt and $2.9 million of stock based compensation expense related to the adoption of SFAS 123(R), which was not applicable in fiscal 2005. Net income for fiscal 2006 also includes a non-recurring tax benefit of $10.9 million related to the recognition of deferred tax assets that were previously reserved.

•

Adjusted net income for fiscal 2006 totaled $65.2 million, or $1.05 per diluted share. A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibit (3) of this press release.

“I am also pleased with our full year results,” Mr. Drexler continued. “We increased sales productivity as evidenced by our comparable store sales gain of 13% with sales per square foot improving to $526 from $457 last year on a 52 week basis. We accelerated our store expansion, opening 24 net new stores and introducing two new concepts, Crewcuts and Madewell. Importantly, we strengthened our financial flexibility by successfully completing our initial public offering. This provides us with a strong capital base for the continued execution of our growth plans.”

Guidance

The Company’s long-term financial targets include comparable store sales growth in the mid single digit range, Direct sales growth in the high single digits, net square footage expansion in the 7% to 9% range, and diluted EPS growth in excess of 20%.

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, the Company has provided non-GAAP adjusted interest expense, loss on refinancing of debt, income taxes, net income, preferred stock dividends and earnings per share information for the three months and fiscal year ended February 3, 2007 in this release. This information reflects, on a non-GAAP adjusted basis, the Company’s adjusted interest expense, loss on refinancing of debt, income taxes, net income, preferred stock dividends and earnings per share after excluding the effects of transactions which resulted from the Company’s initial public offering, refinancings and adjusted tax rates. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s future results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP. This non-GAAP information and a reconciliation of this information to GAAP amounts for the three months and fiscal year ended February 3, 2007 are included in Exhibit (3).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 13, 2007, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 418-7236 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until March 20, 2007 and can be accessed by dialing (877) 519-4471 and entering code 8448564.

About J. Crew Group Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s and men’s apparel, shoes and accessories. As of March 13, 2007, the Company operates 178 retail stores, the J. Crew catalog business, jcrew.com, and 51 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc. and Subsidiaries

Condensed Statements of Operations

(Unaudited)

(In thousands, except percentages and per share amounts)	Three Months Ended February 3, 2007 (14 weeks)	Three Months Ended January 28, 2006 (13 weeks)	Fiscal Year Ended February 3, 2007 (53 weeks)	Fiscal Year Ended January 28, 2006 (52 weeks)
Net sales
Stores	$241,832	$201,792	$808,542	$670,447
Direct	113,233	79,226	308,611	253,682

	355,065	281,018	1,117,153	924,129
Other	11,605	8,908	34,947	29,059

Total Revenues	366,670	289,926	1,152,100	953,188

Costs of goods sold, buying and occupancy costs	216,886	183,245	651,748	555,192

Gross Profit	149,784	106,681	500,352	397,996
As a percent of revenues	40.8%	36.8%	43.4%	41.8%

Selling, general and administrative expenses	112,463	92,319	374,738	318,499
As a percent of revenues	30.7%	31.8%	32.5%	33.4%

Operating income	37,321	14,362	125,614	79,497
As a percent of revenues	10.2%	5.0%	10.9%	8.3%
Interest expense, net	3,965	19,025	43,993	72,903
Loss on refinancing of debt	—	—	10,039	—

Income (loss) before income taxes	33,356	(4,663)	71,582	6,594
Provision (benefit) for income taxes	(10,600)	1,200	(6,200)	2,800

Net income (loss)	43,956	(5,863)	77,782	3,794
Preferred stock dividends	—	(3,364)	(6,141)	(13,456)

Net income (loss) applicable to common shareholders	$43,956	($9,227)	$71,641	($9,662)

Income (loss) per share:
Basic	$0.75	($0.37)	$1.61	($0.39)
Diluted	$0.71	($0.37)	$1.49	($0.39)

Weighted average shares outstanding:
Basic	58,328	24,856	44,558	24,472
Diluted	62,144	24,856	48,039	24,472

Exhibit (2)

J. Crew Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	February 3, 2007	January 28, 2006
Assets
Current assets:
Cash and cash equivalents	$88,900	$61,275
Inventories	140,670	116,191
Prepaid expenses and other currents assets	39,328	37,732
Deferred income taxes, net	8,200	—

Total current assets	277,098	215,198
Property and equipment, net	121,814	109,408
Deferred income taxes, net	15,600	—
Other assets	13,554	12,715

Total assets	$428,066	$337,321

Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$77,836	$75,833
Other current liabilities	76,666	64,031
Income taxes payable	5,496	2,677

Total current liabilities	159,998	142,541
Long-term debt	200,000	631,867
Deferred credits	62,448	57,956
Preferred stock	—	92,800
Stockholders’ equity (deficit)	5,620	(587,843)

Total liabilities and stockholders’ equity (deficit)	$428,066	$337,321

Exhibit (3)

Reconciliation of net income on a GAAP basis to “Adjusted net income”

	Three Months Ended February 3, 2007			Fiscal Year Ended February 3, 2007
(In thousands, except percentages and per share amounts)	GAAP Basis	Adjustments	As Adjusted	GAAP Basis	Adjustments		As Adjusted
Total Revenues	$366,670	—	$366,670	$1,152,100	—		$1,152,100
Cost of goods sold, buying and occupancy costs	216,886	—	216,886	651,748	—		651,748
Gross profit	149,784	—	149,784	500,352	—		500,352
Selling, general administrative expenses	112,463	—	112,463	374,738	—		374,738
Operating income	37,321	—	37,321	125,614	—		125,614
Interest expense, net	3,965	—	3,965	43,993	(24,556	)(a)	19,437
Loss on refinancing of debt	—	—	—	10,039	(10,039	)(b)	—

Income before income taxes	33,356	—	33,356	71,582	34,595		106,177
Provision (benefit) for income taxes	(10,600)	23,475 (c)	12,875	(6,200)	47,184	(c)	40,984

Net income	43,956	(23,475)	20,481	77,782	(12,589)		65,193
Preferred stock dividends	—	—	—	(6,141)	6,141	(d)	—

Net income applicable to common shareholders	$43,956	$(23,475)	$20,481	$71,641	$(6,448)		$65,193

Earnings per share:
Basic	$0.75	$(0.40)	$0.35	$1.61	$(0.48)		$1.13
Diluted	$0.71	$(0.38)	$0.33	$1.49	$(0.44)		$1.05
Weighted average shares outstanding:
Basic	58,328	—	58,328	44,558	13,339	(e)	57,897
Diluted	62,144	—	62,144	48,039	14,242	(e)	62,281

(a)

to adjust interest expense for (i) the redemption of all outstanding preferred stock, (ii) the conversion of the 5% notes payable into common stock, (iii) the redemption of $21.7 million of the 13 1/8% debentures, (iv) the repayment of $275.0 million aggregate principal amount of 9 3/4% notes with the proceeds of the $285.0 million senior term loan, (v) the repayment of $35.0 million of the senior term loan with the proceeds of the IPO completed in July 2006 and (vi) the amortization of deferred financing costs related to the term loan entered into in May 2006, assuming each of these transactions had been completed at the beginning of the fiscal year.

(b)	to eliminate the loss on refinancing of debt.
(c)	to adjust the provision (benefit) for income taxes which includes a one-time benefit related to the recognition of deferred tax assets that were previously reserved for and to reflect the Company’s estimated future ongoing effective tax rate of 38.6% as the effective tax rate in the three months and fiscal year ended February 3, 2007 is not representative of the Company’s ongoing effective tax rate.
(d)	to reflect the redemption of $92.8 million of Series A preferred stock.
(e)	to reflect the number of common shares outstanding after the IPO on a basic and diluted basis.

Exhibit (4)

Actual and Projected Store Count and Square Footage

Actual Fiscal 2006
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	203	5	2	206
2nd Quarter	206	10	0	216
3rd Quarter	216	11	1	226
4th Quarter	226	3	2	227

Actual Fiscal 2006

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	1,478,384	25,474	(14,500)	1,489,358
2nd Quarter	1,489,358	42,147	(2,137)	1,529,368
3rd Quarter	1,529,368	43,280	(10,768)	1,561,880
4th Quarter	1,561,880	11,481	(29,457)	1,543,904

Projected Fiscal 2007

Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	227	7	0	234
2nd Quarter	234	11	2	243
3rd Quarter	243	15	1	257
4th Quarter	257	4	0	261

Projected Fiscal 2007

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	1,543,904	27,188	0	1,571,092
2nd Quarter	1,571,092	52,057	(14,191)	1,608,958
3rd Quarter	1,608,958	70,418	(3,991)	1,675,385
4th Quarter	1,675,385	19,605	(1,303)	1,693,687